AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

CROSSPOINT ENERGY COMPANY

ARTICLE I
NAME

The name of the corporation shall be CrossPoint Energy Company (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The name of the resident agent and the street address of the registered office in the State of Nevada where process may be served upon the corporation is Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511 (Washoe County). The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue shall consist of one hundred million shares (100,000,000), consisting of seventy-five million shares (75,000,000) of common stock, par value $0.00001 per share (the “Common Stock”), and twenty-five million shares (25,000,000) of preferred stock, par value $0.00001 per share (the “Preferred Stock”). The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada (such certificate being hereinafter referred to as the “Certificate of Designations”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitation or restrictions thereof.

Section 2. Consideration for Shares. The common stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

Section 3. Assessment of Stock. The capital stock of this corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

Section 4. Voting Rights. Except as otherwise provided herein or in a Certificate of Designations, voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock. Except as otherwise provided herein or in a Certificate of Designations, at every meeting of stockholders of the Corporation each holder of Common Stock shall be entitled to one vote per share on all matters submitted to a vote of stockholders.

Section 5. No Preemptive Rights; No Cumulative Voting. Except as otherwise provided herein or in a Certificate of Designations, no holder of shares of capital stock of any class or series of the Corporation or holder of any security or obligation convertible into shares of capital stock or any class or series of the Corporation shall have any preemptive right.

Section 6. No Action Without a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Notwithstanding the foregoing sentence, the holders of any series of Preferred Stock shall be entitled to take action by written consent to such extent, if any, as may be provided in the applicable Certificate of Designations.

ARTICLE IV
DIRECTORS AND OFFICERS

Section 1. Number of Directors. The members of the governing board of the corporation are styled as directors. The Board of Directors of the corporation shall consist of at least one (1) individual who shall be elected in such manner as shall be provided in the bylaws of the corporation. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

Section 2. Current Directors. The name and post office box or street address of each of the current directors constituting the Board of Directors is:

NAME	ADDRESS

Douglas W. Scheving	CrossPoint Energy Company 808 Nelson Street Suite 2103 Vancouver, BC, Canada V6Z 2H2

Section 3. Term. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 4. Vacancies. Subject to the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5. Stockholder Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

Section 6. Limitation of Personal Liability. No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for:

(a)	Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	The payment of distributions in violation of Nevada Revised Statutes 78.300.

Section 7. Payment of Expenses. In addition to any other rights of indemnification permitted by the law of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

Section 8. Repeal And Conflicts. Any repeal or modification of Sections 6 or 7 above approved by the stockholders of the corporation shall be prospective only. In the event of any conflict between Sections 6 or 7 of this Article and any other Article of the corporation’s Articles of Incorporation, the terms and provisions of Sections 6 or 7 of this Article shall control.

ARTICLE V
PURPOSE

The purpose of the Corporation is to engage in and carry on any lawful business activity.

ARTICLE VI
INTERESTED STOCKHOLDERS

Section 1. Acquisition of Controlling Interest. The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

Section 2. Combinations with Interested Stockholders. The Corporation elects not to be governed by NRS 78.411 to 78.444 inclusive.

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

IN THE MATTER OF ____________________

1. The undersigned, __________, hereby certifies that on the ___ day of ____________________, _______, it accepted the appointment as Resident Agent of the above-referenced corporation.

2. The registered office of the corporation in the State of Nevada is located at ________________________________________________.

IN WITNESS WHEREOF, I have hereunto set my hand this __ day of ____________________, ______.

RESIDENT AGENT,

_________________________________________

By: ______________________________________
_________________________________________,
Authorized Signatory